SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                        HECTOR COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   203900 10 5
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement __.(A fee is not required only if he filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     (Continued on following page(s))

                             Page 1 of 3 Pages


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 CUSIP NO.203900 10 5              13G             Page  2 of 3    Pages
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NAME OF REPORTING PERSON
1 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
                             Curtis A. Sampson
                               ###-##-####

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                              ----
               N/A                                         (b)
                                                              ----

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3 SEC USE ONLY


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4 CITIZENSHIP OR PLACE OF ORGANIZATION
                             UNITED STATES

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                        -------------------------------------------------------
                           5 SOLE VOTING POWER
                                      426,897
       NUMBER OF
                        -------------------------------------------------------
                        -------------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY                     138,452
       OWNED BY
                        -------------------------------------------------------
                        -------------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
       REPORTING                      426,897
        PERSON
                        -------------------------------------------------------
                        -------------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER
                                      138,452

                        -------------------------------------------------------
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     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      565,349

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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXLCUDES CERTAIN SHARES
                                          N/A

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        30.01%

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12     TYPE OF REPORTING PERSON*
                                           IN

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                                       2
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                                                              Page 3 of 3 Pages

     The undersigned hereby amends Item 4 of his Schedule 13G relating to the common stock of Hector Communications Corporation, so as to read as follows:

ITEM 4.  OWNERSHIP

     The following ownership of Curtis A. Sampson as of December 31, 1996 in the common stock of Hector Communications Corporation was as follows:

(a)   Amount Beneficially Owned                                  565,349
(b)   Percent of Voting Shares Outstanding                         18.37%
(c)   Number of shares as to which person has:
  (i)   Sole power to vote or direct the vote:                   426,897
  (ii)  Shared power to vote or direct the vote:                 138,452
  (iii) Sole power to dispose or direct the disposition of:      426,897
  (iv)  Shared power to dispose or direct the disposition of:    138,452

     The shares listed above include 377,897 shares owned by Mr. Sampson directly, 49,000 shares issuable upon exercise of currently exercisable stock options, 7,062 shares owned by Mr.Sampson's wife, 75,292 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan ("CSI ESOP") and 56,098 shares owned by the Hector Communications Corporation Employee Stock Ownership Plan of which Mr. Sampson is a co-trustee ("Hector ESOP"). Mr. Sampson disclaims any beneficial ownership of the shares owned by his wife and disclaims any beneficial ownership of the shares owned by the CSI and Hector ESOP's in excess of the shares allocated to his account, which totaled 8,265 at December 31, 1996.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1997

/s/ Curtis A. Sampson
Curtis A. Sampson